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                                                                    EXHIBIT 11.1
                           CAROLINA FIRST CORPORATION
          COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
                 (ALL AMOUNTS, EXCEPT SHARE DATA, IN THOUSANDS)
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                                                                                                            THREE MONTHS ENDED
                                                                                                              MARCH 31, 1995
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PRIMARY
Net income applicable to common shareholders.............................................................       $    1,687
Shares:
  Weighted average number of outstanding common shares...................................................        5,056,582
  Primary earnings per common share......................................................................       $     0.33
FULLY DILUTED
Net income applicable to common shareholders.............................................................       $    1,687
Dividends on preferred stock.............................................................................              727
     Net income..........................................................................................       $    2,414
Shares:
  Weighted average number of outstanding common shares...................................................        5,056,582
  Weighted average common share equivalents from preferred stock.........................................        2,933,056
     Total common share equivalents......................................................................        7,989,638
Fully diluted earnings per share.........................................................................       $     0.30
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